Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Pfizer Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Allergan plc of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the 2015 Annual Report on Form 10-K of Pfizer Inc., and to the reference to our firm under the heading “Experts” in such Registration Statement.

Our report on the consolidated financial statements refers to Pfizer Inc.’s adoption of FASB Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states Pfizer Inc. acquired Hospira, Inc. on September 3, 2015, and management excluded from its assessment of the effectiveness of Pfizer Inc.’s internal control over financial reporting as of December 31, 2015, Hospira, Inc.’s internal control over financial reporting associated with total assets of $24.2 billion and total revenues of $1.5 billion included in the consolidated financial statements of Pfizer Inc. and Subsidiary Companies as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Pfizer Inc. also excluded an evaluation of the internal control over financial reporting of Hospira, Inc.

/s/ KPMG LLP

New York, New York

March 4, 2016